Exhibit 4.1

SUPPLEMENTAL INDENTURE NO. 2

BY AND BETWEEN

GOVERNMENT PROPERTIES INCOME TRUST

and

U.S. BANK NATIONAL ASSOCIATION

as of May 26, 2016

SUPPLEMENTAL TO THE INDENTURE DATED AS OF AUGUST 18, 2014

GOVERNMENT PROPERTIES INCOME TRUST

5.875% Senior Notes due 2046

This SUPPLEMENTAL INDENTURE NO. 2 (this “Supplemental Indenture”) made and entered into as of May 26, 2016 between GOVERNMENT PROPERTIES INCOME TRUST, a Maryland real estate investment trust (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”),

WITNESSETH THAT:

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of August 18, 2014 (as from time to time hereafter amended, supplemented or otherwise modified, the “Base Indenture” and, together with this Supplemental Indenture, as amended, supplemented or otherwise modified from time to time, the “Indenture”) to provide for the future issuance of the Company’s senior debt securities (the “Securities”) to be issued from time to time in one or more series; and

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a series of its Securities, to be known as its 5.875% Senior Notes due 2046, the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture;

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

ARTICLE 1

DEFINED TERMS

Section 1.1            Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture.

Section 1.2            The following definitions supplement, and, to the extent inconsistent with, replace, the definitions in Section 101 of the Base Indenture:

“Acquired Debt” means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition.  Acquired Debt is deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Adjusted Total Assets “ is defined in clause (i) of Section 3.1(a).

“Annual Debt Service” as of any date means the maximum amount which is expensed in any 12-month period for interest on Debt of the Company and its Subsidiaries, excluding amortization of debt discount and deferred financing costs.

“Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions, in the City of New York or in the city in which the Corporate Trust Office of the Trustee is located, are required or authorized to close.

“Capital Stock” means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participation or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase any thereof.

“Cash Equivalents” means demand deposits, certificates of deposit or repurchase agreements with banks or other financial institutions, marketable obligations issued or directly and fully guaranteed as to timely payment by the United States of America or any of its agencies or instrumentalities, or any commercial paper or other obligation rated, at time of purchase, “P-2” (or its equivalent) or better by Moody’s Investors Service, Inc. (or any successor thereof) or “A-2” (or its equivalent) or better by Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (or any successor thereof).

“Consolidated Income Available for Debt Service” for any period means Earnings from Operations of the Company and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Debt of the Company and its Subsidiaries, (ii) provision for taxes of the Company and its Subsidiaries based on income, (iii) amortization of debt discount and deferred financing costs, (iv) provisions for gains and losses on properties and property depreciation and amortization, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period, and (vi) amortization of deferred charges.

“Debt” of the Company or any Subsidiary means, without duplication, any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness for borrowed money secured by any Encumbrance existing on property owned by the Company or any Subsidiary, to the extent of the lesser of (x) the amount of indebtedness so secured and (y) the fair market value of the property subject to such Encumbrance, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued (other than letters of credit issued to provide credit enhancement or support with respect to other indebtedness of the Company or any Subsidiary otherwise reflected as Debt hereunder) or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of the Company or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock, or (v) any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company’s consolidated balance sheet as a capitalized lease in accordance with GAAP, to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on the Company’s consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than the Company or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Company or any Subsidiary whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).  Debt excludes any Debt that is fully defeased in accordance with the terms thereof or is secured by cash or Cash

Equivalents irrevocably deposited with a trustee in an amount at least equal to the outstanding principal amount of such Debt and the remaining scheduled payments of interest thereon.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or Subordinated Debt), (ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock, or (iii) is redeemable at the option of the Holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or Subordinated Debt), in each case on or prior to the Stated Maturity of the Notes.

“Earnings from Operations” for any period means (i) net earnings excluding gains and losses on sales of investments, extraordinary items, gains and losses on early extinguishment of debt, property valuation losses and equity in the earnings and losses of Equity Method Investments, plus (ii) to the extent not included in net earnings, cash distributions received by the Company or its Subsidiaries from Equity Method Investments, in each case as reflected in the financial statements of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Encumbrance” means any mortgage, lien, charge, pledge or security interest of any kind.

“Equity Method Investments” means equity securities that at the time of determination: (i) are part of a class of equity securities that is traded on a national or regional securities exchange or a recognized over-the-counter market; (ii) issued by an entity (a) to which the Company’s manager at such time or an Affiliate of the Company’s manager at such time provides management services, (b) that operates in a manner intended to qualify such entity for taxation as a “real estate investment trust” under Sections 856 to 860 of the Internal Revenue Code of 1986, as amended; and (c) that is not a consolidated Subsidiary of the Company, and (iii) are or in any prior period were accounted for in the consolidated financial statements of the Company using the equity method of accounting.

“Fair Value” means, for an Equity Method Investment, the lower of (i) the original cost of such investment, or (ii) last reported sale price on the exchange or market on which the class of equity securities of which the investment is a part is primarily traded at the time of valuation.

“Interest Payment Date” with respect to the Notes is defined in Section 101 of the Base Indenture and Section 2.1(b) of this Supplemental Indenture.

“Joint Venture Interests” means assets of the Company and its Subsidiaries constituting an equity investment in real estate assets or other properties, or in an entity holding real estate assets or other properties, jointly owned by the Company and its Subsidiaries, on the one hand, and one or more other Persons not constituting the Company’s Affiliates, on the other, excluding any entity or properties (i) which is a Subsidiary or are properties if the co ownership thereof (if in a separate entity) would constitute or would have constituted a Subsidiary, or (ii) to which, at the time of determination, the Company’s manager at such time or an Affiliate of the Company’s manager at such time provides management services; provided that Joint Venture Interests shall not include equity securities that are part of a class of equity securities that are traded on a national or regional securities exchange or a recognized over-the-counter market, any investments in debt securities, mortgages or other Debt or Equity Method Investments.

“Notes” means the series of Securities titled 5.875% Senior Notes due 2046, issued under this Supplemental Indenture and the Indenture, as amended or supplemented from time to time.

“Regular Record Date” with respect to the Notes is defined in Section 101 of the Base Indenture and Section 2.1(b) of this Supplemental Indenture.

“Secured Debt” means Debt secured by a mortgage, lien, charge, pledge or security interest or other encumbrance on the property of the Company or its Subsidiaries.

“Subordinated Debt” means Debt which by the terms of such Debt is subordinated in right of payment to the principal of and interest and premium, if any, on the Notes.

“Total Assets” as of any date means the sum of (i) the Undepreciated Real Estate Assets, (ii) the Fair Value of all Equity Method Investments of the Company and its Subsidiaries, and (ii) all other assets of the Company and its Subsidiaries on such date determined in accordance with GAAP (but excluding accounts receivable and intangibles) ); provided that the portion of Total Assets attributable to Equity Method Investments of GOV and its Subsidiaries may not exceed 35%.

“Total Unencumbered Assets” as of any date, means the sum of (i) those Undepreciated Real Estate Assets not securing any portion of Secured Debt, (ii) the Fair Value of all Equity Method Investments of the Company and its Subsidiaries not securing any portion of Secured Debt, and (iii) all other assets of the Company and its Subsidiaries not securing any portion of Secured Debt on such date determined in accordance with GAAP (but excluding accounts receivable and intangibles); provided that, in determining Total Unencumbered Assets as a percentage of the aggregate outstanding principal amount of Unsecured Debt of the Company and its Subsidiaries on a consolidated basis for purposes of the covenant set forth in Section 3.1(b) of this Supplemental Indenture, Joint Venture Interests shall be excluded from Total Unencumbered Assets to the extent such Joint Venture Interests would otherwise be included therein; and provided further that the portion of Total Unencumbered Assets attributable to Equity Method Investments of GOV and its Subsidiaries may not exceed 35%.

“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of real estate assets of the Company and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

“Unsecured Debt” means any Debt of the Company or its Subsidiaries which is not Secured Debt.

ARTICLE 2

TERMS OF THE NOTES

Section 2.1                                    Pursuant to Section 301 of the Base Indenture, the Notes shall have the following terms and conditions:

(a)                                 Title; Aggregate Principal Amount; Form of Notes; Denomination.  The Notes shall be in registered form under the Indenture and shall be known as the Company’s “5.875% Senior Notes due 2046.”  Except (i) as provided in this Section and (ii) for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306, 906 or 1107 of the Base Indenture and except for any Notes which, pursuant to Section 303 of the Base Indenture, are deemed never to have been authenticated and delivered hereunder, the Notes will be limited to an aggregate principal amount of $300,000,000, subject to the right of the Company to reopen such series for issuances of additional Notes having the same terms and conditions as the Notes first issued except for issue date, issue price and, if applicable, the first Interest Payment Date thereon. The Notes (together with the Trustee’s certificate of authentication) shall be substantially in the form of Exhibit A hereto, which is hereby incorporated in and made a part of this Supplemental Indenture.

The Notes will initially be issued in the form of one or more registered Global Securities without coupons (“Global Note”) that will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), and registered in the name of DTC’s nominee, Cede & Co.  Unless and until it is exchanged in whole or in part for the individual Notes represented thereby under the circumstances described below, a Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depositary or any nominee of such successor.

So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under this Supplemental Indenture.  Except as described below, owners of beneficial interest in Notes evidenced by a Global Note will not be entitled to have any of the individual Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of any such Notes in definitive form and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the Trustee hereunder.

A Global Note may be exchanged in whole or in part for individual Notes represented thereby only if (i) DTC or its successor (A) has notified the Company that it is unwilling or unable to continue as a depositary for such Global Note or (B) has ceased to be a clearing agency registered under the Exchange Act, and in either case a successor depositary shall not have been appointed by the Company within 90 days of such notice, (ii) there shall have occurred and be continuing an Event of Default with respect to such Global Note, or (iii) the Company shall at any time and in its sole discretion, subject to certain limitations set forth in the Indenture, have determined not to have any of the Notes represented by Global Notes.  In any such case, the Company will issue individual Notes in exchange for each Global Note representing such Notes in authorized denominations.

Individual Notes so issued will be issued in denominations of $25.00 and integral multiples thereof.

Notwithstanding any provisions of Section 2.1(b) or Section 2.1(c) to the contrary, payments of principal, premium, if any, and interest on any Global Note shall be made in accordance with the procedures of DTC and its participants in effect from time to time.

(b)                                 Interest and Interest Rate.  The Notes will bear interest at a rate of 5.875% per annum, from May 26, 2016 (or, in the case of Notes issued upon the reopening of this series of Notes, from the date designated by the Company in connection with such reopening) or from the immediately preceding Interest Payment Date to which interest has been paid or duly provided for, payable quarterly in arrears on each March 1, June 1, September 1 and December 1, commencing September 1, 2016 (each of which shall be an “Interest Payment Date”), to the Persons in whose names the Notes are registered in the Security Register at the close of business on February 15, May 15, August 15 or November 15, as the case may be (whether or not a Business Day), next preceding such Interest Payment Date (each, a “Regular Record Date”).

(c)                                  Principal Repayment; Currency.  The Stated Maturity of the principal of the Notes is May 1, 2046, provided, however, the Notes may be earlier redeemed at the option of the Company as provided in paragraph (d) below. The principal of each Note payable at its Stated Maturity shall be paid against presentation and surrender thereof at the Corporate Trust Office of the Trustee in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public or private debts.

(d)                                 Redemption at the Option of the Company.  The Notes are subject to redemption in whole at any time or in part from time to time at any time after May 26, 2021 at the option of the Company upon not less than 30 nor more than 60 days’ notice to each Holder of Notes to be redeemed at its address appearing in the Security Register, or, in the case of any Global Note, in accordance with the procedures of DTC and its participants in effect from time to time, at a redemption price equal to 100% of the outstanding principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to but excluding the applicable Redemption Date.

(e)                                  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication.  Notices to the Company shall be directed to it at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, fax number (617) 219-1441, Attention: President; notices to the Trustee shall be directed to it at One Federal Street, 3rd Floor, Boston, Massachusetts 02110, fax number (617) 603-6683, Attention: Corporate Trust Department, Re: Government Properties Income Trust 5.875% Senior Notes due 2046; or as to

either party, at such other address as shall be designated by such party in a written notice to the other party.

(f)                                   Global Note Legend.  Each Global Note shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

(g)                                  Applicability of Discharge, Defeasance and Covenant Defeasance Provisions.  The Discharge, Defeasance and Covenant Defeasance provisions in Article Thirteen of the Base Indenture will apply to the Notes.

ARTICLE 3

ADDITIONAL COVENANTS

Section 3.1                                    Holders of the Notes shall have the benefit of the following covenants, in addition to the covenants of the Company set forth in Article Eight and Article Ten of the Base Indenture:

(a)                                 Limitations on Incurrence of Debt.

(i)                                     The Company will not, and will not permit any Subsidiary to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication):  (A) the Total Assets of the Company and its Subsidiaries as of the end of the calendar quarter covered in the Company’s Annual Report on Form 10-K, or the Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (B) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.  For purposes of this Supplemental Indenture, the sum of (A) and (B) above is the Company’s “Adjusted Total Assets”.

(ii)                                  In addition to the foregoing limitations on the incurrence of Debt, the Company will not, and will not permit any Subsidiary to, incur any Secured Debt if, immediately after giving effect to the incurrence of such additional Secured Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Secured Debt of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP is greater than 40% of Adjusted Total Assets.

(iii)                               In addition to the foregoing limitations on the incurrence of Debt, the Company will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1.0, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that:  (A) such Debt and any other Debt incurred by the Company and its Subsidiaries on a consolidated basis since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (B) the repayment or retirement of any other Debt by the Company and its Subsidiaries on a consolidated basis since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (C) in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (D) in the case of any acquisition or disposition by the Company or its Subsidiaries on a consolidated basis of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.  If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Annual Debt Service, the interest rate on such Debt shall be computed on a pro forma basis as if the average interest rate which would have been in effect during the entire such four-quarter period had been the applicable rate for the entire such period.

(b)                                 Maintenance of Total Unencumbered Assets.  The Company and its Subsidiaries will at all times maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

(c)                                  Company May Consolidate, Etc., Only on Certain Terms.  In addition to the provisions of Section 801 of the Base Indenture, the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless immediately after giving effect to such transaction, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety would be permitted to incur at least $1.00 of Debt (other than Debt between such Person and one or more of its Subsidiaries or between one or more or its Subsidiaries) under the terms of Section 3.1(a) of this Supplemental Indenture.

ARTICLE 4

ALTERNATE EVENTS OF DEFAULT

Section 4.1                                    Sections 501(a), 501(c), 501(d), 501(e) and 501(f), of the Base Indenture shall not be applicable to the Notes, and instead any one of the following events, in addition to those described in Sections 501(b), 501(g) and 501(h) of the Base Indenture, shall constitute an Event of Default with respect to the Notes (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)                                 the failure to pay the principal of, any premium, or the Make Whole Amount on the Notes at their Maturity; or

(b)                                 the default in the performance of, or breach of, any covenant of the Company in the Indenture (other than a covenant a default in whose performance or whose breach is elsewhere in the Indenture specifically dealt with or which has been expressly included in the Indenture solely for the benefit of a series of Securities other than the Notes), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture; or

(c)                                  a default under any bond, debenture, note or other evidence of indebtedness of the Company, or under any mortgage, indenture or other instrument of the Company (including a default with respect to Securities of any series other than that series) under which there may be issued or by which there may be secured any indebtedness of the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor), whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay an aggregate principal amount exceeding $25,000,000 of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto and shall have resulted in such indebtedness in an aggregate principal amount exceeding $25,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable; provided, however, that if there is no other senior unsecured indebtedness of the Company, the maturity of which would be accelerated by a default under any of our indebtedness in an aggregate principal amount of $25,000,000 or less, the references to $25,000,000 in this clause (c) shall be replaced by the lesser of the indebtedness cross-default amount contained in the Company’s then existing senior unsecured credit facility or such other senior unsecured indebtedness, as long as such amount is greater than $25,000,000, not to exceed $50,000,000.  Such default shall not be an Event of Default if the indebtedness shall have been discharged, or such acceleration shall have been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of that series a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder; or

(d)                                 one or more final judgments or orders (not covered by insurance, treating any deductibles, self-insurance or retention as not so covered) for the payment of money in excess of $25,000,000 in the aggregate for all such judgments or orders against the Company or any Subsidiary and such judgments or orders shall not be paid or discharged, and there shall be a period of 60 consecutive days after the final judgment or order that causes such aggregate amount to exceed $25,000,000 million during which a stay of enforcement of such final judgment(s) or order(s) are not in effect.

Section 4.2                                    Notwithstanding any provisions to the contrary in the Base Indenture, upon any acceleration of the Notes under Section 502 of the Base Indenture, the amount immediately due and payable in respect of the Notes shall equal the outstanding principal amount thereof, plus accrued and unpaid interest thereon.

ARTICLE 5

EFFECTIVENESS

Section 5.1                                    This Supplemental Indenture shall be effective for all purposes as of the date and time this Supplemental Indenture has been executed and delivered by the Company and the Trustee in accordance with Article Nine of the Base Indenture. As supplemented hereby, the Base Indenture is hereby confirmed as being in full force and effect.

ARTICLE 6

MISCELLANEOUS

Section 6.1            In the event any provision of this Supplemental Indenture shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof or any provision of the Indenture.

Section 6.2            To the extent that any terms of this Supplemental Indenture or the Notes are inconsistent with the terms of the Base Indenture, the terms of this Supplemental Indenture or the Notes shall govern and supersede such inconsistent terms.

Section 6.3            This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 6.4            This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company and the Trustee have caused this Supplemental Indenture to be executed as an instrument under seal in their respective corporate names as of the date first above written.

GOVERNMENT PROPERTIES INCOME TRUST

By:	/s/ Mark L. Kleifges
	Name:	Mark L. Kleifges
	Title	Chief Financial Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ David W. Doucette
	Name:	David W. Doucette
	Title:	Vice President

[Signature Page to Supplemental Indenture No. 2]

EXHIBIT A

FORM OF NOTE

[Form of Face of Security]

[Insert applicable legends]

GOVERNMENT PROPERTIES INCOME TRUST

5.875% Senior Notes due 2046

No.	$

Government Properties Income Trust, a real estate investment trust duly organized and existing under the laws of Maryland (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to                              , or registered assigns, the principal sum of                     Dollars ($             ) on May 1, 2046, and to pay interest thereon from May 26, 2016 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly on March 1, June 1, September 1 and December 1 in each year, commencing September 1, 2016 at the rate of 5.875% per annum, until the principal hereof is paid or made available for payment.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be February 15, May 15, August 15 or November 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.  Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

THE AMENDED AND RESTATED DECLARATION OF TRUST ESTABLISHING GOVERNMENT PROPERTIES INCOME TRUST, DATED JUNE 8, 2009, AS AMENDED, AS FILED WITH THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF GOVERNMENT PROPERTIES INCOME TRUST SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, GOVERNMENT PROPERTIES INCOME TRUST.  ALL PERSONS DEALING WITH GOVERNMENT PROPERTIES INCOME TRUST IN ANY WAY SHALL LOOK ONLY TO THE ASSETS OF GOVERNMENT PROPERTIES INCOME TRUST FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:	GOVERNMENT PROPERTIES INCOME TRUST

By
		Name:	Mark L. Kleifges
		Title:	Chief Financial Officer and Treasurer

CERTIFICATE OF AUTHENTICATION

Dated:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By
	Name:	David W. Doucette
	Title:	Vice President

[Form of Reverse of Security]

1.             General.  This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of August 18, 2014 (as amended, supplemented or otherwise modified from time to time, the “Base Indenture”), between the Company and U.S. Bank National Association (“Trustee”, which term includes any successor trustee under the Base Indenture), as supplemented by a Supplemental Indenture No. 2, dated as of May 26, 2016 (as amended, supplemented or otherwise modified from time to time, the “Supplemental Indenture” and the Base Indenture, as supplemented by such Supplemental Indenture, the “Indenture”), between the Company and the Trustee, and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.  This Security is one of the series designated on the face hereof (such series, the “Notes”).

2.             Optional Redemption.  The Notes are subject to redemption in whole at any time or in part from time to time on or after May 26, 2021 at the option of the Company upon not less than 30 nor more than 60 days’ notice by mail to each Holder of Notes to be redeemed at its address appearing in the Security Register or, in the case of any Note that is a Global Security, in accordance with the procedures of DTC and its participants in effect from time to time, at a redemption price equal to 100% the principal amount of the Notes being redeemed plus accrued interest and unpaid interest, if any, to but excluding the applicable Redemption Date.

The Company shall not be required to make sinking fund or redemption payments with respect to the Notes.

In the event of redemption of this Security in part only, a new Note or Notes and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

3.             Defeasance.  The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

4.             Defaults and Remedies.  If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

5.             Actions of Holders.  The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding of each series to be affected.  The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than a majority in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

6.             Payments Not Impaired.  No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

7.             Denominations, Transfer, Exchange.  As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of $25.00 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

8.             Persons Deemed Owners.  Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

9.             Defined Terms.  All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

[ASSIGNMENT FORM]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT	—	Custodian
TEN ENT	—	as tenants by the entireties			(Cust)	(Minor)
JT TEN	—	as joint tenants with right of survivorship and not as tenants in common			Under Uniform Gifts to Minors
Act
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNEE

the within security and all rights thereunder, hereby irrevocably constituting and appointing

Attorney to transfer said security on the books of the Company with full power of substitution in the premises.

Dated:	Signed:
Notice: The signature to this assignment must correspond with the name as it appears upon the face of the within security in every particular, without alteration or enlargement or any change whatever.

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)